Exhibit 4.04

                                 PROMISSORY NOTE

                                                                          [DATE]

For value received, (hereinafter referred to as the "Borrower") promises to pay to the order of Topaz Resources, Inc., a Florida Corporation (hereinafter referred to as the "Lender") in the City of Denton, Texas or at such other place as the holder hereof may, from time to time designate in writing, the sum of ______________ United States Dollars and _______ cents (U.S. $___________), in legal and lawful money of the United States of America, with interest on the principal outstanding from time to time from [Date] until paid, both before and after maturity, at the rate of three and one quarter percent (3.25%) per annum.

The principal of this Note is due and payable on demand. The accrued interest is due and payable annually in arrears on the anniversary date. The Borrower may pay all or part of any of principal and/or interest before any due date. Any prepayment may be made without notice, penalty or bonus and any subsequent interest shall be calculated only on any remaining outstanding balance.

In the event this Note, or any part hereof, is collected through Bankruptcy or other judicial proceedings by an attorney or is placed in the hands of an attorney for collection after maturity, then the Borrower agrees and promises to pay a reasonable attorney's fee for collection.

The Borrower expressly requires notice of all demands for payment, presentation for payment, protest and notice of protest, as to this Note but the Lender, payee or other holder of this Note may at any time, from time to time and upon notice in writing to the Borrower, extend the terms of payment or date of maturity hereof.

This Note may be assigned, pledged or hypothecated by the Lender or holder upon notice to the Borrower and is made without recourse to any director, officer or employee of the Borrower.

Any notice, demand or request relating to any matter set forth in this Note shall be given in writing.

This Note shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed on its behalf by its officer duly authorized thereunto.

                                          Borrower


                                          Per:
                                               ---------------------------------
                                               Name & Title


                                          Per:
                                               ---------------------------------
                                               Name & Title